Exhibit 23.1

Crowe LLP Independent Member Crowe Global

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Pacific City Financial Corporation on Form S-1 of our report dated March 16, 2018 on the consolidated financial statements of Pacific City Financial Corporation and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP Crowe LLP

Los Angeles, California

July 17, 2018